Exhibit 4.16

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION.  THIS NOTE AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR SUCH FOREIGN JURISDICTION LAWS HAVE BEEN SATISFIED.

AMENDED AND RESTATED
FUTURE ADVANCE PROMISSORY NOTE

For Amounts advanced pursuant to the	La Jolla, CA
Schedule Set Forth as Exhibit A	September 30, 2009

Recitals

A.           In consideration of certain loans provided by Capretti Grandi, LLC (“Capretti”) to Pacific Beach Biosciences, Inc., a Delaware corporation (the “Company”), the Company made that certain FUTURE ADVANCE PROMISSORY NOTE, dated December 18, 2008 (as amended, the “Existing Promissory Note”) in favor of Capretti.

B.           Each party desires to amend and restate the Existing Promissory Note on the terms and subject to the conditions contained herein.

Agreements

1. Principal and Interest

The Company, for value received, hereby promises to pay to the order of Capretti or its assigns (the “Holder”), in lawful money of the United States of America at such address as Holder shall provide to the Company in writing, an amount equal to the sum of all loans made by the Holder to the Company pursuant to the terms and provisions of this promissory note (the “Note”)in immediately available funds.

From and after the date hereof, but prior to the Due Date (as defined herein), or such later date as the Holder and the Company may agree in writing, the Company may request the Holder to provide loans under this Note.  For purposes of this Note, any amounts which the Holder pays to third parties on behalf of the Company for obligations arising out of the operations of the business of the Company shall be considered a “loan.”  Promptly after such request, if no Event of Default (as defined herein) shall have occurred and be continuing, the Holder or one or more if its affiliates may provide such loan to the Company in the amount requested.  The Company hereby authorizes the Holder to record on the attached Schedule A the principal amount of each loan made by the Holder or one or more of its affiliates to the Company; provided, however, that any failure by the Holder to record any such loan shall not affect the Company’s obligation to repay such loan, together with interest thereon, in accordance with this Note.

The Company promises to pay interest on the unpaid principal amount from the date hereof until such principal amount is paid in full at the rate of eight percent (8%) per annum, or such lesser rate as shall be the maximum rate allowable under applicable law; provided, however, that upon an Event of Default, the interest rate on this Note shall be increased to twelve percent (12%) per annum during the term of the default.   Interest from the date hereof shall be computed on the basis of a 360-day year of twelve 30-day months, shall compound annually and shall be accrued and added to principal on an annual basis.  Unless converted, all unpaid principal and accrued but unpaid interest on this Note shall be due and payable on September 30, 2010 (the “Due Date”).  For purposes of this Note, an “Event of Default” shall occur if (i) the Company shall default in the payment on this Note, when and as the same shall become due and payable and any such failure to make payment continues for five (5) business days; or (ii) the Company shall default in the due observance or performance of any material covenant, condition or agreement on the part of the Company contained in this Note (other than the failure to make payment when due) and any such default shall continue for a period of thirty (30) days after the date on which the Company receives written notice thereof from the Holder.

This Note shall rank pari passu in right of payment with all other existing indebtedness of the Company, including (a) that certain Future Advance Promissory Note between the Company and The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000, dated December 1, 2006, as amended on September 28, 2007 and amended and restated on the date hereof, (b) that certain Future Advance Promissory Note between the Company and Paramount Biosciences, LLC, dated December 1, 2006 (as amended on September 28, 2007), as amended and restated on the date hereof, (c) those certain Senior Promissory Notes between the Company and Paramount Credit Partners, LLC, dated January 15, 2009 and June 24, 2009 and (d) the series of convertible promissory notes issued by the Company in connection with an offering described in the Company’s Confidential Offering Memorandum (together with all amendments, supplements, exhibits, and appendices thereto), dated September 28, 2007 (such notes, as amended to date, shall be collectively referred to as the “Bridge Notes”).  No consent of the Holder will be required for issuances by the Company of unsecured indebtedness that ranks pari passu with, or junior to, this Note.

2. Conversion.

2.1 (a)           All unpaid principal and accrued but unpaid interest on this Note shall be automatically converted into the Company’s equity securities (the “Securities”) issued in the Company’s next equity financing (or series of related equity financings) involving the sale of Securities in which the Company receives at least $10,000,000 in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the Bridge Notes minus the amount of aggregate gross cash proceeds to the Company from the sale of equity or debt securities of the Company after December 14, 2009 (a “Qualified Financing”), at a conversion price equal to 70% of the lowest per unit price paid for such Securities in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing.

(b) In the event that the Company consummates a merger, share exchange, or other transaction (or series of related transactions), other than in connection with a Qualified Financing, in which (i) the Company merges into or otherwise becomes a wholly-owned subsidiary of a company that (A) is subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, or the equivalent reporting requirements of the Ontario Securities Commission, or that is listed on the London Stock Exchange main market, the Euronext markets, or AIM, and (B) does not engage in any active operations, and (ii) the aggregate consideration payable to the Company or its stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000 (a “Reverse Merger”), then immediately prior to such Reverse Merger, all unpaid principal and accrued but unpaid interest on this Note shall be automatically converted into Common Stock at a conversion price per share equal to 70% of the quotient obtained by dividing (i) the Reverse Merger Consideration less the amount of unpaid principal and accrued but unpaid interest on all Bridge Notes and the Existing Notes (as defined below) immediately prior to the Reverse Merger by (ii) the number of shares of Common Stock of the Company then outstanding, on a fully diluted basis (the “Outstanding Shares”). For this purpose, Outstanding Shares shall (i) exclude any shares of Common Stock issuable upon conversion of the Bridge Notes or the Existing Notes or upon exercise of the warrants issued to the Placement Agent in connection with the sale of the Bridge Notes but (ii) include all shares of Common Stock issuable upon the exercise of (A) options and other warrants outstanding (to the extent that such options or warrants are exercised or assumed in connection with the Reverse Merger) and (B) options that the Company is required by agreement to issue to one or more employees, consultants, or licensors of the Company in connection with such Reverse Merger to maintain a specified percentage interest in the Company (but which have not yet been issued)). For purposes hereof, “Existing Notes” shall mean collectively, (1) this Note, (2) that certain Future Advance Promissory Note between the Company and Paramount Biosciences, LLC, dated December 1, 2006 (as amended on September 28, 2007), as amended and restated on the date hereof and (3) that certain Future Advance Promissory Note between the Company and The Lindsay A. Rosenwald 2000 Family Trusts Dated December 15, 2000, dated December 1, 2006, as amended on September 28, 2007 and amended and restated on the date hereof.

The shares of Common Stock issuable pursuant to clause 2.1(b) above shall be issued effective prior to the consummation of the Reverse Merger and conditioned upon the consummation of such Reverse Merger.  As a holder of such shares of Common Stock, the Holder will receive the consideration payable in connection with such Reverse Merger on a share-for-share basis with all other stockholders of the Company and in like kind, at the same time and upon the same conditions as all other stockholders of the Company.

If any Reverse Merger Consideration is other than cash, its value will be deemed to be its fair market value as determined, in good faith, by the Board of Directors of the Company.  The value of any securities shall be determined by the Board of Directors of the Company as set forth for a Sale of the Company in Section 2.1(c) below.

(c) This Note plus any unpaid accrued interest thereon shall automatically convert into shares of Common Stock of the Company effective immediately prior to the consummation of a Sale of the Company.  For purposes hereof, “Sale of the Company” shall mean a transaction (or series of related transactions) with one or more non-affiliates of the Company, pursuant to which such party or parties acquire (i) capital stock of the Company or the surviving entity possessing the voting power to elect a majority of the board of directors of the Company or the surviving entity (whether by merger, consolidation, sale or transfer of the Company’s capital stock or otherwise) (a “Stock Acquisition”); or (ii) all or substantially all of the Company’s assets determined on a consolidated basis (an “Asset Sale”); provided, however, that notwithstanding anything to the contrary contained herein, to the extent any transaction (or series of related transactions) qualifies as a Qualified Financing or a Reverse Merger, such transaction(s) shall not be deemed to constitute a Sale of the Company. For purposes hereof, “Sale Proceeds” shall mean (i) in the event of a Stock Acquisition, the cash or securities paid by the acquirer to the Company or the selling stockholders to acquire such shares; and (ii) in the event of an Asset Sale, the cash or securities legally available for distribution to the Company’s stockholders, after creation of adequate reserves for liabilities of the Company.

The price per share at which this Note will convert into Common Stock of the Company upon a Sale of the Company will be equal to the lesser of (i) 70% of the quotient obtained by dividing (x) the value of the Sale Proceeds received in such transaction less the unpaid principal and accrued but unpaid interest on this Note and the Existing Notes immediately prior to the Sale of the Company by (y) the number of Outstanding Shares, and (ii) the quotient obtained by dividing (x) $50,000,000 less the unpaid principal and accrued but unpaid interest on this Note and the Existing Notes by (y) the number of Outstanding Shares. For purposes of this Section 2.1(c), Outstanding Shares shall be determined as set forth in Section 2.1(b) of this Note, except that it shall not include any shares of Common Stock issuable upon the exercise of any options and warrants outstanding immediately prior to such Sale of the Company if such options or warrants have an exercise price in excess of the Note conversion price determined under this Section 2.1(c)).

(d) In the event the Company completes (in one or a series of related transactions) a merger, consolidation, sale or transfer of more than fifty percent (50%) of the Company’s capital stock, in each case, which does not constitute a Sale of the Company, a Reverse Merger or a Qualified Financing (an “Other Transaction”), then the term “Securities” as used herein shall thereafter refer to the equity securities or securities convertible into or exchangeable for equity securities of the surviving, resulting, combined or acquiring entity in such merger, consolidation, sale or transfer.

2.2 Upon consummation of a Qualified Financing, Reverse Merger, Sale or Other Transaction in accordance with the terms of Section 2.1, the outstanding unpaid principal and accrued but unpaid interest of this Note shall be converted without any further action by the Holder and whether or not this Note is surrendered to the Company or its transfer agent, and the indebtedness evidenced by this Note shall be satisfied in full and no interest shall continue to accrue on this Note and all rights of the Holder hereunder shall terminate.  The Company shall not be obligated to issue certificates evidencing the shares of the securities issuable upon such conversion unless this Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note.  The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled.  Such conversion shall be deemed to have been made concurrently with the closing of the Qualified Financing, the Reverse Merger, the Sale of the Company or the Other Transaction, as applicable.  The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.  The Company shall not issue fractional shares but shall round down the number of shares issued to the nearest whole number.  Any conversion effected in accordance with this Section 2 shall be binding upon the Holder hereof.

3. Prepayment.

(a) This Note may not be prepaid at any time, in whole or in part, prior to its maturity.

(b) In the event that this Note becomes due and payable (whether on the Due Date or earlier pursuant to Section 7 hereof) prior to the consummation by the Company of a Qualified Financing, Reverse Merger, Sale of the Company or Other Transaction, then in connection with the repayment of this Note, in addition to the payment of the unpaid principal amount and all accrued but unpaid interest on this Note, the Company shall pay to Holder, as a repayment premium, an amount in cash equal to 42.8571% of the aggregate principal amount of this Note.

4. Attorneys’ Fees.  If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

5. Notices.  Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery to the address above.

6. Notice of Proposed Transfers.  Prior to any proposed transfer of this Note or the Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder shall give written notice to the Company of such Holder’s intention to effect such transfer.  Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by an unqualified written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of this Note or Securities may be effected without registration under the Securities Act; provided, however, no such opinion of counsel shall be necessary for a transfer without consideration by a Holder to any affiliate of such Holder, or a transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder. Each certificate evidencing Securities or this Note transferred as above provided shall bear an appropriate restrictive legend, except that this Note or certificate shall not bear such restrictive legend if, in the opinion of counsel for the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

7. Acceleration.  This Note shall become immediately due and payable if (i) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; or (ii) there is any material breach of any material covenant, warranty, representation or other term or condition of this Note at any time which is not cured within the time periods permitted therein, or if no cure period is provided therein, within thirty (30) days after the date on which the Company receives written notice thereof from the Holder.

8. No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against dilution or other impairment.

9. Waivers. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

10. No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder of the Company.

11. Amendment.  Any term of this Note may be amended with the written consent of the Company and the Holder hereof.

* * * * *

IN WITNESS WHEREOF, this Amended and Restated Future Advanced Promissory Note is executed by the parties hereto as of the date and year first written above.

PACIFIC BEACH BIOSCIENCES, INC.

By:	/s/ James Rock
Name:	James Rock
Title:

CAPRETTI GRANDI, LLC

By:	/s/ Lindsay A. Rosenwald, M.D.
Name:	Lindsay A. Rosenwald, M.D.
Title:	Managing Member